UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

FIRST UNITED CORPORATION
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC Driver Opportunity Partners I LP J. Abbott R. Cooper Michael J. Driscoll, Ed.D Ethan C. Elzen Lisa Narrell-Mead
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees at the upcoming annual meeting of shareholders of First United Corporation, a Maryland corporation (the “Company”).

On April 28, 2020, Driver sent the following email to subscribers of www.RenovateMyBank.com:

i

Vote the WHITE proxy card for meaningful change at First United.

 Fellow First United Shareholder,

We believe that there is significant value to be realized at First United, but we strongly believe that the Board must be reconstituted to ensure that the interests of shareholders - the true owners of First United - are appropriately represented in the boardroom.

In our definitive proxy statement,ii we outline the case for change at First United and explain how the Board will benefit from our three independent nominees’ financial expertise and demonstrated history of value creation.

Read our Proxy Statementii

How to vote before the Annual Meeting on June 11, 2020.

This week you should expect to receive your proxy materials in the mail, which will include a WHITE proxy card or voting instruction form. Please make certain to retrieve your voting form from the package you received and follow instructionsiii to vote the WHITE proxy card.

If you have any questions or need assistance voting your shares, please contact: Saratoga Proxy Consulting LLC at (212) 257-1311 or info@saratogaproxy.com.

This email was sent to ckiaie@profileadvisors.com
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Driver Management Company LLC · 250 Park Ave Fl 7 · New York, NY 10177-0799 · USA

i https://www.renovatemybank.com/

ii https://renovatemybank.com/wp-content/uploads/2020/04/FUNC-Driver-Definitive-Proxy-Statement.pdf

iii https://www.renovatemybank.com/how-to-vote/